EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE                                CONTACT:    BRIEN M. CHASE, CFO
OCTOBER 26, 2005                                             (304) 525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2005 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $538 million community bank holding company with five bank subsidiaries, announced its seventh consecutive quarter of positive earnings results. Premier realized income from continuing operations of $1,367,000 (26 cents per share) during the quarter ending September 30, 2005, more than triple the $448,000 of income from continuing operations reported for the third quarter of 2004. On a per share basis, Premier earned $0.26 during the third quarter 2005, a 189% increase over the $0.09 per share earned during the third quarter of 2004. The increased earnings in 2005 were primarily the result of a 14.4% increase in net interest income, a lower provision for loan losses, an 11.0% increase in service charges on deposit accounts and lower professional fees.

Premier reported $5,178,000 of net income ($0.99 per share) for the third quarter of 2004 which consisted of $448,000 from continuing operations and a $4.7 million gain on the sale of discontinued operations. The discontinued operation was Premier’s wholly-owned subsidiary Citizens Bank (Kentucky), Inc. (“Citizens Bank”) which was sold on July 1, 2004. The following discussion relates only to continuing operations.

Net interest income for the quarter ending September 30, 2005 totaled $5.055 million, compared to $4.418 million of net interest income earned in the third quarter of 2004 and $4.893 million earned in the second quarter of 2005. When compared to the third quarter of 2004, net interest income has increased 14.4% due to increases in interest income from loans, up $342,000 and investments up $105,000 as well as $306,000 of interest expense savings from the early retirement of $5.5 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) in the fourth quarter of 2004, the payment of $5.0 million of interest-bearing deferred distributions on the trust preferred securities in March 2005, and the payoff of $1.0 million of bank debt at the holding company since September 30, 2004. The 3.3% increase in net interest income, when compared to the second quarter of 2005, is largely due to a 5.2% ($294,000) increase in interest income on loans partially offset by $125,000 of additional interest expense on deposit accounts as a result of rising interest rates.

During the quarter ending September 30, 2005, Premier reversed provisions to the allowance for loan losses (negative provisions) of $140,000 compared to $162,000 of additional provisions made during the same period of 2004 and $191,000 of additional provisions in the second quarter of 2005. The negative provisions in the third quarter of 2005 were the result of continued improvement in the estimated credit risk at banks formerly subject to regulatory agreements and payments on loans previously identified as having significant credit risk at Farmers Deposit Bank. Future provisions to the allowance for loan losses, positive or negative, will depend on future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans having significant credit risk. As a result of the charge-off of previously identified troubled credits, the negative provision and an increase in total loans outstanding, the allowance for loan losses at September 30, 2005 decreased to 2.56% of total loans compared to 2.89% of total loans at year-end 2004 and 2.83% of total loans at September 30, 2004.

President and CEO Robert W. Walker commented, “We believe the franchise is headed in the right direction. The continued improvement in net interest income, and net income, is the result of our plans to build a franchise based upon sound credit policies. Total loans have increased by $7.4 million since year-end ($5.6 million since June 30, 2005) as loan growth at our performing banks has outpaced loan payoffs at Farmers Deposit Bank (Farmers). Similarly, the deposit growth of our performing banks has more than offset deposit withdrawals at Farmers. We have now begun the process of transitioning Farmers Deposit Bank from an organization reacting to significant problems to a recovering institution. As we hope our plans continue to bear fruit, we eagerly look forward to a promising future.”

Net overhead for the quarter ending September 30, 2005 totaled $3.189 million. This compares to $3.599 million in the third quarter of 2004, and $3.660 million in the second quarter of 2005. The decrease in net overhead in the quarter ending September 30, 2005 is largely due to reduced staff costs, lower professional fees, lower other taxes and income from the sales of repossessed collateral complimented by the elimination of one-time costs in the second quarter of 2005 associated with converting Premier’s data processing from an in-house operation to an outsourced provider. Furthermore, when compared to the third quarter of 2004, lower professional fees, other taxes and other operating expenses in 2005 were only partially offset by higher outside data processing costs in 2005.

Total assets as of September 30, 2005 of $538 million were virtually unchanged from the $537 million of total assets at year-end 2004. However, the decrease in other liabilities resulting from the March 31, 2005 payment of the 9.75% interest-bearing deferred distributions on the trust preferred securities was replaced by an $8.8 million increase in interest bearing deposits (at a substantially lower interest cost). Shareholders’ equity of $53.1 million equaled 9.9% of total assets at September 30, 2005 which compares to shareholders’ equity of $51.0 million or 9.5% of total assets at December 31, 2004. The increase in shareholders’ equity was largely due to the $2.9 million of net income through September 30, 2005 which was partially offset by a decline in the market value of the securities portfolio. Premier invests in high quality debt securities of U.S. Government agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending September 30, 2005.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2005	2004	2005	2004
Interest Income	$7,463	$6,951	$21,680	$20,932
Interest Expense	2,408	2,553	7,005	7,670
Net Interest Income	5,055	4,418	14,675	13,262
Provision for Loan Losses	(140)	162	294	671
Net Interest Income after Provision	5,195	4,256	14,381	12,591
Non-Interest Income	987	884	2,884	2,646
Securities Transactions	-	-	-	10
Non-Interest Expenses	4,176	4,483	13,060	13,198
Income from Continuing Operations Before Taxes	2,006	657	4,205	2,039
Income Taxes	639	209	1,308	636
Income from Continuing Operations	1,367	448	2,897	1,404
Income (Loss) from Discontinued Operations	-	4,730	-	4,734
NET INCOME	$1,367	$5,178	$2,897	$6,138

EARNINGS PER SHARE	$0.26	$0.99	$0.55	$1.17
FROM CONTINUING OPERATIONS	0.26	0.09	0.55	0.27

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2005	2004
ASSETS
Cash/Due From Banks/Fed Funds	$35,383	$31,816
Securities Available for Sale	142,516	153,892
Loans (net)	323,806	315,543
Other Real Estate Owned	2,117	2,247
Other Assets	18,193	17,941
Goodwill	15,816	15,816
TOTAL ASSETS	$537,831	$537,255

LIABILITIES & EQUITY
Deposits	$442,655	$437,798
Fed Funds/Repurchase Agreements	9,321	9,046
Other Debt	9,933	11,490
Junior Subordinated Debentures	20,876	20,876
Other Liabilities	1,957	7,016
TOTAL LIABILITIES	484,742	486,226
Stockholders’ Equity	53,089	51,029
TOTAL LIABILITIES &STOCKHOLDERS’ EQUITY	$537,831	$537,255

TOTAL BOOK VALUE PER SHARE	$10.14	$9.75

Non-Accrual Loans	$5,211	$6,847
Loans 90 Days Past Due and Still Accruing	1,573	739